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                                                                   Exhibit 23.3

                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statements (Form S-3 No. 333-43573 and 333-84064) and related Prospectus Supplement of Hospitality Properties Trust for the offering of $300 million of Senior Unsecured Notes and to the incorporation by reference therein of our report dated February 23, 2004 (except for Note 11, as to which the date is March 10, 2004), with respect to the consolidated financial statements and schedule of Hospitality Properties Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP

Boston, Massachusetts
February 10, 2005